AMENDMENT TO
TRANSPORTATION CONCURRENCY AGREEMENT

THIS AMENDMENT TO TRANSPORTATION CONCURRENCY AGREEMENT (this “Amendment”), is made and entered into as of      July 25     , 2008, by and between Avatar Properties Inc., a Florida corporation (the “Developer”), and Osceola County, a charter county and political subdivision of the State of Florida (the “County”).

W I T N E S S E T H:

WHEREAS, the County and the Developer have previously entered into a Transportation Concurrency Agreement, dated December 15, 2006 (the “Original Agreement”); and

WHEREAS, the County and the Developer now desire to amend certain provisions of the Original Agreement, as hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. AMENDMENTS. Section 4 of the Original Agreement is hereby amended as follows:

[4] Provision of Improvements to Serve the BLIVR Development.

A. Construction of Poinciana Parkway (“Parkway”)

1. Responsibility – Developer shall design, finance and cause the construction of the Parkway pursuant to the Poinciana Parkway Regulatory Agreement between the Developer and the County, of even date herewith (the “Regulatory Agreement”) and as further described in Exhibit B attached hereto and incorporated herein by this reference (the “Parkway”).

2. Schedule – Construction of the Parkway shall be commenced not later than the first quarter of 2007 and shall be substantially complete and open for traffic not later than the third quarter of 2008, subject to force majeure (as provided in Section 4.05 of the Regulatory Agreement) and the County’s compliance with the Property Acquisition Agreement.

2. Schedule – Notwithstanding the occurrence of any “Force Majeure Events” (as defined in Section 4.05 of the Regulatory Agreement), financing for the acquisition, development and construction of the Poinciana Parkway shall be completed and actual construction shall be commenced not later than February 14, 2011. Subject to the occurrence of Force Majeure Events, Poinciana Parkway shall be substantially complete and open for traffic not later than December 31, 2011.

B. Other Transportation Facilities – Other than the Parkway, the additional transportation facilities required to serve the Vested Property during the next 20 years (the “Future Transportation Facilities”) have been identified by Leftwich Consulting Engineers, Inc. in its Poinciana Transportation Assessment and Impact Fee Rate Study, dated October, 2006 (the “Study”). The Study is attached hereto as Exhibit “C” and is incorporated herein by this reference. The Study also includes the calculation of impact fees to be paid in connection with road impact construction in the Vested Property (the “Poinciana Impact Fee District”).

1. Funding of the Future Transportation Facilities – Construction of the Future Transportation Facilities identified in the Study shall be funded as follows:

a. Future Transportation Facilities classified by the County as principal arterials shall be funded from the proceeds of impact fees imposed against property located in “District 1,” pursuant to Ordinance No. 2003-24.

b. Future Transportation Facilities classified by the County as minor arterials and major collectors shall be funded from the proceeds of impact fees imposed against property located in “District 3,” pursuant to Ordinance No. 2003-24.

c. Future Transportation Facilities not classified by the County as principal arterials, minor arterials or major collectors, which the parties acknowledge will primarily serve the Poinciana Impact Fee District, shall be funded from the proceeds of impact fees imposed against property located in the Poinciana Impact Fee District, pursuant to Ordinance No. 06-53. The Owner acknowledges that (i) there is a rational nexus between the need for such Future Transportation Facilities and the new development against which the impact fees will be imposed pursuant to Ordinance No. 06-53, and (ii) the funds have been properly earmarked for the construction of such Future Transportation Facilities.

This subsection shall not be construed to preclude the County from implementing alternative lawful funding sources in the future.

2. Doverplum Northbound from Koa Street to Country Club Road. The parties acknowledge that Doverplum Avenue, northbound from KOA Koa Street to Country Club Road, is currently deficient and not eligible for impact fee funding. The Developer agrees to deposit the amount necessary to cure this deficiency ($1,908,950.00) in the same manner required for deposit of the “Security Amount” pursuant to Section 9 of the Property Acquisition Agreement between the parties dated December 15, 2006. Within six months of the opening of the Poinciana Parkway, monitoring of Doverplum northbound from Koa Street to Country Club Road shall be commenced by Developer. If such monitoring demonstrates that this segment remains deficient, the County shall use the funds deposited to cure the deficiency and if the deposit is insufficient for such purpose, the County shall notify Developer of the difference and Developer shall pay such amount to the County within thirty (30) days of such notification. If such monitoring demonstrates that this segment is no longer operating at a deficiency, the deposit shall be returned to Developer within a reasonable time and “Concurrency Exemption Impact Fees” imposed by the County in the Osceola County portion of the Poinciana Development shall be increased to provide funding for any projected future deficiency. If the Developer fails to comply with its obligation to construct Poinciana Parkway, as set forth in Section 4.A. hereof, the funds deposited shall be retained by the County in lieu of the concurrency obligations of Developer, if any, that would have arisen prior to the date of such default but for this Agreement. Developer shall not be entitled to any reimbursement of such monies from any Poinciana Impact Fee District.

3. Priority of Construction. The County shall be solely responsible for establishing the priority for construction of transportation facilities funded from proceeds of the impact fees described in clauses a., b. and c. of the foregoing paragraph, including the Future Transportation Facilities. However, the Developer’s rights to proceed with the Vested Development shall not be impaired by the County’s prioritization of such construction.

4. Polk County Participation. Both the County and Developer agree that a majority of trips that are currently generated by the Polk County portion of the BLIVR Property utilize Osceola County roads. As a result, resolution of the transportation issues facing the BLIVR Development would benefit from the participation of Polk County. Both parties agree to cooperate in attempts to involve Polk County in the resolution of transportation issues for the BLIVR Development and to favorably recommend expansion of the impact fees imposed in the Poinciana Impact Fee District to the Polk County portion of the BLIVR Development.

SECTION 2. STATUS OF ORIGINAL AGREEMENT. Except as expressly modified by this Amendment, the Original Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the County has caused this Amendment to be executed and delivered as of the day and year first above written.

OSCEOLA COUNTY, FLORIDA

By: /s/ KEN SHIPLEY

Chairman/Vice Chairman

Board of County Commissioners

ATTEST:

/s/ DELORES T. WHALEY
Clerk/Deputy Clerk to the Board
(SEAL)

IN WITNESS WHEREOF, the Developer has caused this Amendment to be executed and delivered as of the day and year first above written.

AVATAR PROPERTIES INC.
WITNESSES:	By: /s/ PATRICIA K. FLETCHER
/s/ MARIBEL G. PILA	—
Name: Maribel G. Pila	Name: Patricia Kimball Fletcher
Title: Executive Vice President
/s/ NORA E. SANCHEZ Name: Nora E. Sanchez

STATE OF FLORIDA
COUNTY OF MIAMI-DADE

The foregoing instrument was acknowledged before me by Patricia Kimball Fletcher, as Executive Vice President of Avatar Properties Inc. on behalf of said corporation. She is personally known to me or has produced      N/A     , as identification, and did (did not) take an oath.

WITNESS my hand and official seal, this 16th day of July, 2008.

/s/ MARIBEL G. PILA Notary Public State of Florida
My commission expires: Oct. 20, 2010	Commission No. DD 594512